Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Colony Credit Real Estate, Inc. for the registration of 47,936,489 shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements of Colony Credit Real Estate, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, and the financial statement schedules of Colony Credit Real Estate, Inc., and the effectiveness of internal control over financial reporting of Colony Credit Real Estate, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 11, 2019